Exhibit 99.1

Innovex Provides Update for 1QFY09

PLYMOUTH, Minn.--(BUSINESS WIRE)--December 11, 2008--Innovex (Pink Sheets: INVX) today provided an update for the first quarter of fiscal year 2009. Due to a significant, immediate short term reduction in the demand from several of the Company’s major customers experienced during the month of November, the revenue and revenue excluding pass through component projection for the first quarter of fiscal year 2009 has been lowered and will result in the first quarter revenue being significantly lower than the fourth quarter of fiscal year 2008.

“In the Company’s earnings release for fourth quarter fiscal year 2008 we had indicated that we were encouraged by the new business growth experienced during fourth quarter fiscal 2008,” commented Terry Dauenhauer, Innovex’s President and Chief Executive Officer. “We also indicated that recent weakness in demand from our major customers as a result of the difficult world economic situation was tempering any additional quarter to quarter growth expectation for the first quarter of fiscal year 2009, but that we were continuing to aggressively pursue getting additional new customers into production to offset the potential risk of lower demand from our current major customers. The recent, significant reductions in demand from some of our major customers, as well as their reduced work schedules and projected shutdown of operations near the end of the year now make it impossible to offset this demand reduction with new business, and in fact new business releases to production have also been hampered by the worldwide economic down turn as companies are more conservative releasing new products.”

“While we are doing everything possible to align costs with the reduced demand, the lower revenue levels and resultant lower capacity utilization is expected to more than offset the operational improvements realized thus far in the first quarter of fiscal year 2009, resulting in reduced gross margins,” stated Mr. Randy Acres, Innovex’s Chief Financial Officer. “This will create additional unanticipated working capital requirements over the short term for which we are evaluating alternatives.”

About Innovex, Inc.

Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions. Innovex’s products enable the miniaturization and increasing functionality of high technology electronic devices. Applications for Innovex’s products include data storage devices such as hard disk drives and tape drives, liquid crystal displays for mobile telecommunication devices and printers. Innovex is known worldwide for its advanced technology and world class manufacturing.

Safe Harbor for Forward Looking Statements

Except for historical information contained herein, the matters discussed in this press release are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, impact of restructuring charges, changes in product mix, the impact of competitive products and pricing, effect of world-wide economic conditions on flexible circuit demand, changes in manufacturing efficiencies, the Company’s ability to qualify and ramp for new products, fluctuations in financial results, continued cash availability under Company credit facilities, fluctuations in currency rates and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.

CONTACT:
Innovex, Inc.
Randy Acres, CFO, 763-383-4035
http://www.innovexinc.com